Exhibit 11

                            FBL FINANCIAL GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           YEAR ENDED
                                                                           DECEMBER 31,
                                                         ------------      -----------     -----------
                                                             1996             1995            1994
                                                         ------------      -----------     -----------
PRIMARY:
   Average shares outstanding                              21,572,129       23,591,100      23,394,260
   Net effect of dilutive stock options - based
       on the treasury stock method using
       average market price                                    63,067               --              --
                                                         ------------      -----------     -----------

   Weighted average primary shares outstanding             21,635,196       23,591,100      23,394,260
                                                         ============      ===========     ===========

   Net income                                            $     82,884      $    59,628     $    42,066

   Dividends on preferred stock                                (2,250)              --              --
                                                         ------------      -----------     -----------

   Net income applicable to common stock                 $     80,634      $    59,628     $    42,066
                                                         ============      ===========     ===========

   Net income per primary common and common
       equivalent share                                  $       3.73      $      2.53     $      1.80
                                                         ============      ===========     ===========

FULLY DILUTED:
   Average shares outstanding                              21,572,129       23,591,100      23,394,260
   Net effect of dilutive stock options - based
       on the treasury stock method using
       period-end market price, if higher than
       average market price                                    97,171               --              --
                                                         ------------      -----------     -----------

   Weighted average fully diluted shares outstanding       21,669,300       23,591,100      23,394,260
                                                         ============      ===========     ===========

   Net income                                            $     82,884      $    59,628     $    42,066

   Dividends on preferred stock                                (2,250)              --              --
                                                         ------------      -----------     -----------

   Net income applicable to common stock                 $     80,634      $    59,628     $    42,066
                                                         ============      ===========     ===========

   Net income per fully diluted common and common
       equivalent share                                  $       3.72      $      2.53     $      1.80
                                                         ============      ===========     ===========

Note: Net income per fully diluted common and common equivalent share is not disclosed on the face of the Company's Consolidated Statements of Income because dilution is less than three percent.